GREENFIELD INDUSTRIES, INC.
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (1)
   (In thousands, except per share data)



                                                        Three Months Ended      Nine Months Ended
                                                          September 30,           September 30,
                                                        ------------------      -----------------

PRIMARY EARNINGS PER SHARE:                              1997       1996         1997       1996
                                                         ----       ----         ----       ----

Weighted average number of common shares outstanding    16,423     16,358       16,404     16,313
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

Net income                                              $5,095     $3,959      $18,659    $20,885
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

Net income per common share                              $0.31      $0.24        $1.14      $1.28
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares outstanding    16,423     16,358       16,404     16,313

Shares issued upon assumed conversion of the
  Mandatorily Redeemable Convertible Preferred
  Securities                                             2,788      2,788        2,788      1,628
                                                        ------     ------       ------     ------

Weighted average number of common and common
equivalent shares outstanding                           19,211     19,146       19,192     17,941
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

Net income                                              $5,095     $3,959      $18,659    $20,885

Interest expense on Mandatorily Redeemable
  Convertible Preferred Securities, net of
  applicable income                                      1,035        771        3,105      1,542
                                                        ------     ------       ------     ------

Net income, adjusted                                    $6,130     $4,730      $21,764    $22,427
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

Net income per common share                               **         **          $1.13      $1.25
                                                        ------     ------       ------     ------
                                                        ------     ------       ------     ------

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(1)  All  numbers of shares in this  exhibit  are  weighted  on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. The effect of shares to be issued upon the exercise of outstanding stock options is not material.

**   Anti-dilutive